UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12

PROCEPT BioRobotics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee previously paid with preliminary materials.

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROCEPT BIOROBOTICS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2022

April 28, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 annual meeting of the stockholders (the “Annual Meeting”) of PROCEPT BioRobotics Corporation, a Delaware corporation (“we,” “us,” “PROCEPT” or the “Company”). The Annual Meeting will be held in a virtual meeting format on Tuesday, June 7, 2022 at 3:00 p.m. (Eastern Time) for the following purposes:

1.To elect the three nominees for Class I director to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Thomas Krummel, M.D., Colby Wood, and Elisabeth Sandoval-Little;

2.To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for PROCEPT for the fiscal year ending December 31, 2022; and

3.To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is April 8, 2022 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof.

For our first Annual Meeting as a public company we will be hosting a completely virtual meeting of stockholders, which will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: https://meetnow.global/MVN7RM4 on Tuesday, June 7, 2022 at 3:00 p.m. (Eastern Time). There is no physical location for the Annual Meeting.

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company, and to reduce the environmental impact of paper proxies. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

If you have any questions or need assistance in voting your shares, please write to PROCEPT Investor Relations at proxy@procept-biorobotics.com.

By Order of the Board of Directors

/s/ Alaleh Nouri

Alaleh Nouri
EVP, Chief Legal Officer & Corporate Secretary
Redwood City, California

YOUR VOTE IS IMPORTANT! ALL STOCKHOLDERS ARE CORDIALLY INVITED TO
VIRTUALLY ATTEND THE ANNUAL MEETING.

Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and return the proxy card, or vote over the internet or telephone as instructed in our proxy materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote at the Annual Meeting. Please note however that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you are required to register in advance and obtain a legal proxy issued in your name from that record holder in order to be entitled to vote at the Annual Meeting. Please follow the instructions provided in the proxy statement and by your broker, bank or other nominee.

i

PROCEPT BioRobotics Corporation
900 Island Drive
Redwood City, CA 94065

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2022

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record. Brokers and other nominees will be sending a similar Notice to all beneficial owners of stock who hold their shares through such broker or nominee. All record and beneficial stockholders will have the ability to access the proxy materials on the website referred to in the Notice free of charge or request to receive a printed set of the proxy materials for the Annual Meeting. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

On or about April 28, 2022, we intend to make this proxy statement available on the internet and to commence mailing of the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who properly request paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on
June 7, 2022 at 3:00 p.m. (Eastern Time)
via the internet please visit www.envisionreports/PRCT for more details

The Proxy Statement and other proxy materials, as well as our and other proxy materials, as well as our 2021 annual report on form 10-K are available at: www.envisionreports/PRCT.

How do I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://meetnow.global/MVN7RM4. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

If you are a record holder of your shares, to participate in the Annual Meeting you will need your control number that is included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must register with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by 5:00 p.m. (Eastern Time) on June 2, 2022 using the instructions below.

The online meeting will begin promptly at 3:00 p.m. (Eastern Time). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the internet?

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the Notice or proxy card that you received to log in to the Annual Meeting virtually on the internet using the control number contained on the Notice or proxy card.

If you hold your shares through an intermediary, such as a bank or broker or other nominee, you must request to register with Computershare in advance to vote or ask questions at the virtual Annual Meeting. Beneficial holders who do not register with Computershare prior to the deadline can attend the Annual Meeting as a guest at the internet address noted above, but will not be able to vote or ask questions are the Annual Meeting.

To register to attend the Annual Meeting online as a beneficial holder, you must submit proof of your proxy power (legal proxy) reflecting your PROCEPT holdings, obtained from your broker, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on June 2, 2022.

Requests for registration by beneficial holders should be directed to Computershare at the following addresses. Remember to forward or include email or other correspondence from your broker indicating your legal proxy:

By email:

To legalproxy@computershare.com

By mail:

    Computershare
PROCEPT BioRobotics Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Why are you holding a virtual meeting instead of a physical meeting?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to attend and participate in the meeting since our stockholders can participate from any location around the world with internet access. We also are mindful of reducing the impact of paper proxies on our environment.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date of April 8, 2022, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 44,111,895 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 8, 2022, your shares were registered directly in your name with PROCEPT’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) or, if applicable, complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee, and Plan Shares

If, on April 8, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization (referred to collectively herein as your "broker"), then you are the beneficial owner of shares held in “street name” and the Notice is being sent to you by the organization that holds your account. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker regarding how to vote the shares in your account. The Notice provided by your broker explains how to submit your voting instructions and the deadline for submitting your voting instructions to your broker.

You are also invited to attend the Annual Meeting. If you are a beneficial owner you may attend the Annual Meeting as a guest, or, if you want to vote or ask questions at the Annual Meeting you must register in advance with Computershare by following the instructions set forth above. As part of the registration you will need to provide a legal proxy from your broker and to submit a copy to Computershare as part of the registration process. Further instructions will be provided to you as part of your registration process.

If you hold shares in any employee stock purchase plan or other equity plan of the Company (the “Plans”), then you will be provided a Notice from the applicable Plan trustee or administrators regarding how to submit voting instructions to the Plan trustee or administrator for your shares held in the Plans. Voting instructions for shares in each of the Plans must be received by 11:59 p.m. (Eastern Time) on June 2, 2022.

What am I voting on?

There are two matters scheduled for a vote:

•Election of three Class I directors to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified. The three nominees for election are Thomas Krummel, M.D., Colby Wood, and Elisabeth Sandoval-Little; and

•Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors of the Company (the “Board” or the “Board of Directors”) knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares for which you grant your proxy on those matters in accordance with their best judgment.

What is the Board’s voting recommendation?

The Board recommends that you vote your shares:

•“For” the election of all three nominees for director; and

•“For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022.

How do I vote?

With regard to the election of directors, you may either vote “For” the nominees or you may “Withhold” your vote for the nominees you specify. For any other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a broker:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card provided by us. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual Annual Meeting and vote even if you have already voted by proxy. Voting at the Annual Meeting will have the effect of revoking your previously submitted proxy (see “Can I change my vote after submitting my proxy?” below).

By Internet	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Telephone	If you received the Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Mail	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person (Virtual)
You may also vote in person virtually by attending the Annual Meeting through https://meetnow.global/MVN7RM4. To attend the Annual Meeting and vote your shares, you must log into the Annual Meeting by using the control number located on your Notice or proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If you hold your shares through a broker (that is, in street name), you will receive a Notice from your broker that includes instructions that you must follow in order to submit your voting instructions to your broker and have your shares voted at the Annual Meeting. If you want to vote in person virtually at the Annual Meeting, you must register in advance by following the instructions above, which include submitting a legal proxy from your broker in advance of the meeting. Further instructions will be provided to you as part of your registration process.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2022, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card, or otherwise vote, without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for Class I director and “For” the ratification of PwC as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Will my vote be kept confidential?

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent timely proxy by telephone or through the internet.

•You may send a timely written notice that you are revoking your proxy to PROCEPT’s Corporate Secretary at 900 Island Drive, Redwood City, CA 94065; provided, however, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to proxy@procept-biorobotics.com.

•You may attend and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline.

If your shares are held by your broker, you should follow the instructions provided by your broker to change your vote or revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For,” votes to “Withhold” and broker non-votes for the proposal to elect directors and, with respect to other proposal, votes “For,” votes “Against,” votes to “Abstain” and broker non-votes (if applicable).

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker has the discretionary power to vote the shares with respect to matters that are considered to be “routine” under applicable rules but do not have discretionary power to vote the shares with respect to “non-routine” matters. On non-routine proposals, any “uninstructed shares” may not be voted by the broker and are considered to be “broker non-votes.” Only the proposal to ratify the selection of our independent registered public accounting firm is considered a “routine” matter for this purpose and brokers generally have discretionary voting power with respect to such proposal. Brokers do not have authority to vote on the election of directors without voting instruction from the beneficial owner, resulting in broker non-votes on this proposal. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

Proposal		Vote Required	Broker Discretionary Voting Allowed?
No. 1.	Election of Directors – Three Nominees	Plurality	No
No. 2.	Ratification of the Selection PwC as the Company’s Independent Registered Public Accounting Firm	Majority Cast	Yes

A “Plurality,” with regard to the election of directors, means that the three nominees who receive the most “For” votes cast by the holders of shares either present at the Annual Meeting or represented by proxy will be elected to our Board. A “Majority Cast,” with regard to the ratification of the selection of our independent registered public accounting firm, means that a majority of the votes cast on the proposal are voted “For” the proposal. Broker non-votes and abstentions are not considered votes cast.

Accordingly:

•Proposal No. 1: For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote on Proposal No. 1 will be elected as Class I directors to hold office until the 2025 annual meeting of stockholders and until a successor is duly elected and qualified. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•Proposal No. 2: To be approved, a majority of the total votes cast on Proposal No. 2 must be voted “For” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions and broker non-votes will not be considered votes cast on Proposal No. 2; and thus will have no effect, however, the ratification of the selection of PwC is a matter on which a broker generally has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to Proposal No. 2.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. On the Record Date, there were 44,111,895 shares outstanding and entitled to vote. Thus, the holders of at least 22,055,948 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Abstentions, votes to “Withhold” and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chair of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

How can I access the list of stockholders entitled to vote at the Annual Meeting?

A complete list of stockholders of record on the Record Date will be available by request to proxy@procept-biorobotics.com for examination at our corporate offices by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting. Record stockholders and beneficial owners who registered with Computershare may access the stockholder list during the Annual Meeting by following the instructions provided.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

When are stockholder proposals for inclusion in our Proxy Statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than December 28, 2022. Proposals should be sent to our Corporate Secretary at 900 Island Drive, Redwood City, CA 94065, with a copy that shall not constitute receipt, to proxy@procept-biorobotics.com.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, our Amended and Restated Bylaws (our “Bylaws”) provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at an annual meeting of stockholders must notify our Corporate Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

Stockholders wishing to present nominations for director or proposals for consideration at the 2022 Annual Meeting under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices not earlier than February 7, 2023 and not later than March 9, 2023 in order to be considered. In the event that the 2023 Annual Meeting is to be held on a date that is not within 30 days before or 60 days after the one-year anniversary of the Annual Meeting, then a stockholder’s notice must be received by the Corporate Secretary no earlier than 90 days prior to such annual meeting and no later than the tenth day following the day on which we make a public announcement of the date of the 2023 Annual Meeting. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide a notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

Nominations or proposals should be sent in writing to our Corporate Secretary at 900 Island Drive, Redwood City, CA 94065. A stockholder’s notice to nominate a director or bring any other business before the Annual Meeting or the 2023 Annual Meeting must set forth certain information, which is specified in our Bylaws.

We intend to file Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxy for our 2023 Annual Stockholders Meeting. Stockholders may obtain our Proxy Statement (and any amendments or supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the Company’s website at www.procept-biorobotics.com.

If you have any questions or need assistance in voting your shares, please write to PROCEPT Investor Relations at proxy@procept-biorobotics.com.

EMERGING GROWTH COMPANY EXPLANATORY NOTE

We completed our initial public offering in September 2021. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies but not to “emerging growth companies,” including, but not limited to:
•not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
•not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•delaying the adoption of new or revised accounting standards until such time as those standards apply to private companies;
•reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We could be an emerging growth company until the last day of the fiscal year following September 17, 2026, the fifth anniversary of the closing of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would require, among other things, that we have been a public company for at least twelve months and would occur at the end of the fiscal year during which the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Because we have elected to take advantage of certain reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Board of Directors is presently comprised of nine members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election and until their successor is duly elected and qualified. Class I directors consist of Thomas Krummel, M.D., Colby Wood and Elisabeth Sandoval-Little; Class II directors consist of Frederic Moll, M.D., Antal Desai, and Mary Garrett; and Class III directors consist of Amy Dodrill, Reza Zadno, Ph.D., and Taylor Harris.

The nominating and corporate governance committee of the Board has recommended, and the Board has approved, the nomination of our Class I directors, Dr. Krummel, Mr. Wood, and Ms. Sandoval-Little, for re-election for three-year terms expiring at the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of Dr. Krummel, Mr. Wood, and Ms. Sandoval-Little is currently a director of the Company.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. If any nominee should become unavailable to serve for any reason, it is intended that votes will be cast for a substitute nominee designated by nominating and corporate governance committee and approved by the Board. We have no reason to believe that any nominee named will be unable to serve if elected.

Nominees for Director and Continuing Directors

The names and ages of the nominees and continuing directors, and their length of service with the Company and Board committee memberships are set forth in the table below.

Name	Age	Director Since	Class / Current Term Expires	Independent	AC	CC	NCG
Nominees

Thomas Krummel, M.D.	70	December 2010	Class I / 2022 Annual Meeting	Yes	—	C	—
Colby Wood	51	February 2014	Class I / 2022 Annual Meeting	Yes	M	—	—
Elisabeth Sandoval-Little	60	October 2021	Class I / 2022 Annual Meeting	Yes	—	—	M

Continuing Directors
Frederic Moll, M.D.*	70	August 2011	Class II / 2023 Annual Meeting	Yes	—	—	—
Antal Desai	44	June 2015	Class II / 2023 Annual Meeting	Yes	—	M	M
Mary Garrett	63	December 2021	Class II / 2023 Annual Meeting	Yes	—	—	C
Amy Dodrill	49	June 2021	Class III / 2024 Annual Meeting	Yes	M	M	—
Reza Zadno, Ph.D.	67	February 2020	Class III / 2024 Annual Meeting	No	—	—	—
Taylor Harris	46	December 2020	Class III / 2024 Annual Meeting	Yes	F,C	—	—

*: Chairman of the Board	F: Financial Expert	M: Member	C: Committee Chair
AC: Audit Committee CC: Compensation Committee NCG: Nominating & Corporate Governance Committee

A brief biography of each nominee and each continuing director is set forth below, which includes information, as of the Record Date, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the nominating and corporate governance committee and the Board to believe that the director should serve on the Board:

Director Nominees

Thomas Krummel, M.D. Dr. Krummel has served as a member of our board of directors since December 2010. Since March 2021, Dr. Krummel has served as Venture Partner at Santé Ventures, an early stage medical technology investment firm. From December 1998 through August 2021, Dr. Krummel served as a professor at Stanford University. He has been a member of the board of directors of California Water Service Group since July 2010, where he serves as a member of the Nominating Corporate Governance committee and serves as Chair of the Compensation committee. In addition, Dr. Krummel serves on the board of directors for a number of private companies. Dr. Krummel received a B.S. in Chemistry from University of Wisconsin at Parkside and an M.D. from the Medical College of Wisconsin.

We believe Dr. Krummel is qualified to serve on our board of directors due to his expertise with medical, public health and science issues.

Colby Wood. Mr. Wood has served as a member of our board of directors since February 2014. Since March 2018, Mr. Wood has been a Managing Partner at Sonder Capital Management, LLC, a healthcare venture capital investment firm. Prior to this, Mr. Wood was a Portfolio Manager and Equity Analyst at Oechsle International Advisors, Ltd., an investment advisory firm, from December 2011 to December 2017. Mr. Wood currently serves on the board of directors for two private companies. Mr. Wood received his B.A. in English from University of Delaware and M.B.A. from F.W. Olin Graduate School of Business at Babson College.

We believe Mr. Wood is qualified to serve on our board of directors because of his financial expertise and deep knowledge of the healthcare industry.

Elisabeth Sandoval-Little. Ms. Sandoval-Little has served as a member of our board of directors since October 2021. Ms. Sandoval currently serves as a consultant to the pharmaceutical industry and is a member of the board of directors of Intersect ENT, Inc., Satsuma Pharmaceuticals, Inc. and Vyne Therapeutics, Inc. Ms. Sandoval previously served as the Chief Commercial Officer and Executive Vice President of Corporate Strategy at Alder Biopharmaceuticals, a public biopharmaceutical company, from August 2016 until March 2019. Prior to that, she was Chief Commercial Officer for Kythera Biopharmaceuticals, a public biopharmaceutical company, from March 2012 until October 2015 and spent over 20 years at Allergan in a variety of commercial leadership roles of increasing responsibility. Ms. Sandoval holds a B.S. in Biology from University of California at Irvine and an M.B.A. from Pepperdine University.

We believe Ms. Sandoval-Little is qualified to serve on our board of directors because of her extensive management experience in the healthcare industry.

Continuing Directors

Frederic Moll, M.D. Dr. Moll has served as a member of our board of directors since August 2011 and has served as Chair since March 2021. Since April 2019, Dr. Moll has served as Chief Development Officer for Johnson & Johnson Medical Devices Companies. Dr. Moll was also a co-founder, and, from September 2012 to 2019, was the Chairman and Chief Executive Officer of Auris Health, Inc. Dr. Moll is also the Founding Partner of Sonder Capital Management, LLC, a healthcare venture capital investment firm. Dr. Moll previously served as member and as Chairman of the board of Restoration Robotics, Inc., from November 2002 until its merger with Venus Concept in November 2019. He serves on the boards of Shockwave Medical, Inc., since March 2011, where he is a member of the nominating and corporate governance committee, INSIGHTEC Ltd., since June 2020, where he is a member of the audit committee, and Lux Health Tech Acquisition Corp., since June 2020, where he is a member of the audit committee. Dr. Moll previously served on the board of directors at Intersect ENT, Inc. from March 2010 to February 2021, where he was a member of the nominating and corporate governance committee. Dr. Moll received a B.A. in economics from the University of California at Berkeley, an M.S. in management from Stanford University and an M.D. from the University of Washington.

We believe Dr. Moll is qualified to serve on our board of directors because of his deep experience in the healthcare sector, his experience as a director of multiple healthcare companies, and his medical background and experience.

Antal Desai. Mr. Desai has served as a member of our board of directors since June 2015. Mr. Desai joined Cardinal Investment Company, Inc. in September 2004, the predecessor firm to CPMG, Inc., an investment firm that invests in publicly-traded and private companies globally, were he currently serves as a Partner. Mr. Desai is a member of the board of directors at several private companies. Mr. Desai received both a B.S. in Economics and an M.B.A. from the Wharton School at the University of Pennsylvania.

We believe Mr. Desai is qualified to serve on our board of directors due to his experience as a director of several companies and his experience investing in publicly-traded companies in the healthcare industry.

Mary Garrett. Ms. Garrett has served as a member of our Board since December 2021. Ms. Garrett most recently served on the board of Hillrom Corporation from March 2017 until it was acquired by Baxter International in December 2021, serving as chair of the governance committee during 2021 and serving on the audit committee of Hillrom during her tenure. She also previously served as a board member and was on the audit committee of Ethan Allen Interiors, Inc. from January 2016 until November 2021. Prior to these roles and her retirement in December 2015, Ms. Garrett was the Chief Marketing Officer, Global Markets for IBM Corporation. Ms. Garrett holds a B.S. in Biomedical Engineering from Boston University and an M.S. in Bioelectrical Engineering from Brown University.

We believe Ms. Garrett is qualified to serve on our board of directors because of her extensive management and directorship experience, including in the healthcare industry.

Amy Dodrill. Ms. Dodrill has served as a member of our board of directors since June 2021. Ms. Dodrill has worked at Hillrom Holdings, Inc., a company specializing in medical device innovation, since October 2012. During her time at Hillrom, Ms. Dodrill has held various positions including, currently, President of Global Surgical, and previously as Vice President and General Manager of the US Surgical Division. Ms. Dodrill also previously served as Vice President and General Manager of Trumpf Medical Surgical Solutions NA. Ms. Dodrill holds a B.S. from Johns Hopkins University.

We believe Ms. Dodrill is qualified to serve on our board of directors because of her expertise in managing medical device companies.

Reza Zadno, Ph.D. Dr. Zadno has served as our President and Chief Executive Officer and a member of our board of directors since February 2020. He previously served as President and Chief Executive Officer of Avedro, Inc., a healthcare company, from September 2016 to November 2020, where he also served as a member of the board of directors from September 2016 to November 2020. Dr. Zadno also previously served as Innovation Advisor and Venture Partner at InterWest Partners, a venture capital firm, from January 2012 to January 2018. Dr. Zadno has also served on the boards of directors of Invuity, Inc. from January 2013 to June 2017, where he was a member of the audit committee, and Carbylan Therapeutics, Inc. from June 2013 to November 2016, where he was a member of the audit committee. Dr. Zadno received both a Ph.D. and an M.Sc. in Mechanical Properties of Materials (Metallurgy) from Ecole Nationale Superieure des Mines de Paris.

We believe that Dr. Zadno is qualified to serve on our board of directors based on his experience in managing medical device companies and his understanding of our business and operations and perspective as our Chief Executive Officer and President.

Taylor Harris. Mr. Harris has served as a member of our board of directors since December 2020. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., a clinical-stage biopharmaceutical company, from April 2018 until that company's acquisition by Bristol Myers Squibb in November 2020. Previously, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., a company that markets and licenses devices used for cryolipolysis procedures, from March 2016 until that company’s acquisition by Allergan plc. in April 2017. Prior to Zeltiq, Mr. Harris served as Chief Financial Officer at Thoratec Corporation, until that company's acquisition by St. Jude Medical, Inc. Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in healthcare investment banking and equity research. Mr. Harris also serves as a member of the board of directors of two private companies. Mr. Harris holds a B.A. in Physics and Economics from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain scholar.

We believe that Mr. Harris is qualified to serve on our board of directors because of his extensive finance, accounting, and operations experience and experience in managing medical device companies.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE CLASS I DIRECTOR NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of the Board and our Code of Ethics and Conduct, described below, can be found in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: Alaleh Nouri, EVP, Chief Legal Officer & Corporate Secretary, c/o PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065. Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

BOARD COMPOSITION

Our Board of Directors currently consists of nine members. In accordance with our Amended and Restated Certificate of Incorporation and our Bylaws, our directors are divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, our directors will be elected to succeed the class of directors whose terms have expired. Our current directors are divided among the three classes as follows:
•Class I directors consist of Thomas Krummel, M.D., Colby Wood, and Elisabeth Sandoval-Little, whose terms expire at the Annual Meeting;
•Class II directors consist of Frederic Moll, M.D., Antal Desai, and Mary Garrett, whose terms expire at the 2023 annual meeting of stockholders; and
•Class III directors consist of Amy Dodrill, Reza Zadno, Ph.D., and Taylor Harris, whose terms expire at the 2024 annual meeting of stockholders.

Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation or removal.

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Board has affirmatively determined that all of the nominees and continuing directors, other than Dr. Zadno, are independent directors within the meaning of the applicable Nasdaq listing standards and relevant securities and other laws, rules and regulations regarding the definition of “independent” (the “Independent Directors”). In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”. Dr. Zadno is considered not independent due to his service as our President and Chief Executive Officer. There are no family relationships between any director and any of our executive officers.

BOARD LEADERSHIP STRUCTURE - SEPARATE CHAIRPERSON

While our bylaws provide our Board of Directors with the flexibility to combine or separate the positions of Chairperson of the Board and the Chief Executive Officer, our Board currently believes that separating these positions is the appropriate leadership structure. As such, Dr. Zadno currently serves as our Chief Executive Officer and Dr. Moll, whom our Board of Directors has determined is “independent” under applicable rules, serves as Chairman of the Board. At present our Board believes that separating these positions reinforces the independence of our Board of Directors from management, creates an environment that encourages objective oversight of management, and enhances the effectiveness of our Board of Directors as a whole.

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches our peers undertake. Our Independent Directors bring experience, oversight and expertise from outside of our Company, while Dr. Zadno brings Company-specific experience, expertise and leadership.

The Board does not have a lead Independent Director since our Chair is independent. Our Corporate Governance Guidelines provide that our Independent Directors meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but no less than twice per year. The Board, including each of its committees, also has complete and open access to any member of the Company’s management and the authority to retain independent advisors as the Board or such committee deems appropriate. In addition, all members of the audit committee, the nominating and corporate governance committee and the compensation committee are Independent Directors, and the committee chairs have authority to hold executive sessions without management and non-Independent Directors present.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports to the Board about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Board oversees our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2021, the Board held two meetings following our initial public offering in September 2021. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees on which they served held during the period for which they were a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders. We did not hold a 2021 annual meeting of stockholders because we were not a publicly traded company prior to September 2021.

Our Independent Directors meet from time to time in executive session.

OVERSIGHT OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE MATTERS

Consistent with our commitment to patients and providers, we are committed to implementing and advancing various policies related to corporate responsibility, sustainability and environmental, social and governance (“ESG”) efforts. Our nominating and corporate governance committee will be responsible for overseeing these efforts, helping to ensure that we consistently execute on our ESG related priorities and initiatives, and providing regular updates to the full board of directors on related matters. To satisfy these oversight responsibilities, our nominating and corporate governance committee will receive regular updates from management on progress and strategy. Relevant topics that have been or may be discussed by our nominating and corporate governance committee and our Board of Directors include environmental, health, and safety matters (including in connection with the COVID-19 pandemic), product quality and safety matters, and our diversity, equity, and inclusion strategy.

As we continue to grow, we are committed to sharing information related to our corporate responsibility and ESG related programs, priorities, goals, and performance and we intend to compile and publish a report on these topics within the next year.

Director Skills and Diversity

Board Diversity Matrix (As of April 28, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has a number of committees that perform certain functions for the Board. The current standing committees of the Board are the audit committee, the compensation committee and the nominating and corporate governance committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our risk assessment and risk management program, (iii) the performance of our independent auditor, and (iv) the design and implementation of our internal audit function and internal controls. Our audit committee operates under a written charter and is responsible for, among other things:
•appointing, compensating, retaining, and overseeing the work of our independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review, or attest services for us;
•discussing with our independent auditor any audit problems or difficulties and management’s response;
•pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);
•reviewing and discussing our annual and quarterly financial statements with management and our independent auditor; and
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Our audit committee consists of Ms. Dodrill and Messrs. Harris and Wood, with Mr. Harris serving as chair. Our Board has affirmatively determined that Ms. Dodrill and Messrs. Harris and Wood meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. In addition, our Board has determined that Mr. Harris is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Our Board has determined that each member of our audit committee is financially literate.

During 2021, the audit committee met one time following our initial public offering in September 2021.

Compensation Committee

Our compensation committee oversees our compensation policies, plans and benefits programs. Our compensation committee operates under a written charter and is responsible for, among other things:

•reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting compensation;
•reviewing and setting or making recommendations to our Board regarding the compensation of our other executive officers;
•reviewing and making recommendations to our Board regarding director compensation;
•reviewing and approving or making recommendations to our Board regarding our incentive compensation and equity-based plans and arrangements;
•appointing, compensating and overseeing any compensation consultants; and
•such other matters that are consistent with the compensation committee's charter or specifically designated to the compensation committee by our board of directors from time to time.

Our compensation committee consists of Dr. Krummel, Ms. Dodrill, and Mr. Desai, with Dr. Krummel serving as chair. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of this committee qualified as a non-employee director, as defined in Section 16b-3 of the Exchange Act.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the compensation committee. Our President and Chief Executive Officer, our Chief Financial Officer, our Chief Legal Officer, and our Chief People Officer, in addition to the compensation committee’s independent advisors, may attend portions of the compensation committee meetings for the purpose of providing analysis and information to assist management with their recommendations on various compensation matters. Management does not participate in the executive sessions of the compensation committee. The compensation committee also meets regularly in executive session.

In 2021, the compensation committee engaged Aon Consulting, Inc. (“Aon”) as an independent advisor to the compensation committee. Aon conducted an analysis and provided advice on, among other things, the appropriate equity compensation for our executive officers, including our Chief Executive Officer and Chief Financial Officer. Aon reported directly to the compensation committee, which retained sole authority to direct the work of and engage Aon. As part of its analysis, Aon collected and analyzed compensation information from a peer group of comparable public companies and reported to the compensation committee. The compensation committee considered this report when making its determinations regarding executive compensation in 2021, as detailed below in the section titled “Executive Compensation.”

The compensation committee, taking into account the various factors prescribed by Nasdaq regarding the independence of compensation consultants, has confirmed the independence of Aon as a compensation advisor and determined that retaining Aon does not result in any conflict of interest.

During 2021, the compensation committee met three times following our initial public offering in September 2021.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees and assists our Board in reviewing and recommending nominees for election as directors. Our nominating and corporate governance committee operates under a written charter and is responsible for, among other things:
•identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
•recommending to our Board the nominees for election to our Board at annual meetings of our stockholders;
•overseeing the self-evaluations of our Board and management;
•developing and recommending to our Board any proposed changes to our corporate governance guidelines and principles; and
•such other matters that are consistent with our nominating and corporate governance committee's charter or specifically designated to the nominating and corporate governance committee by our Board from time to time.

Our nominating and corporate governance committee consists of Mses. Garrett and Sandoval-Little and Mr. Desai, with Ms. Garrett serving as chair. Ms. Garrett was appointed as the chair in March 2022, and Dr. Moll previously served as the chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.

During 2021, the nominating and corporate governance committee did not meet following our September 2021 initial public offering.

Procedures of the Nominating and Corporate Governance Committee

In connection with nominating directors for re-election at the Annual Meeting and periodically throughout the year, the nominating and corporate governance committee considers the composition of the Board and each committee of the Board to evaluate its effectiveness and whether changes should be considered to either the Board or any of the committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of our Company. The Board considers the following factors and qualifications, without limitation:
•the appropriate size and composition of the Board and its committees;
•the needs of the Board with respect to the particular talents and experience of its directors;
•the diversity of the backgrounds, culture, race, and gender, among other characteristics, of its directors;
•the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•familiarity with domestic and international business matters;
•familiarity and experience with legal and regulatory requirements; and
•experience with accounting rules and practices.

Pursuant to the nominating and corporate governance committee charter, the nominating and corporate governance committee periodically reviews the composition of the Board in light of then current challenges and needs of the Board and the Company and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, skills, background and experience. Although the nominating and corporate governance committee does not have a formal policy regarding diversity on the Board, the nominating and corporate governance committee is sensitive to the importance of nominating persons with different perspectives, backgrounds and experience to enhance the deliberation and decision-making processes of the Board. The nominating and corporate governance committee also considers applicable laws and regulations, such as recently enacted legislation in California that requires exchange-listed companies headquartered in California with boards with six or more members to have a minimum of three women directors and at least one director from an “underrepresented community” by December 31, 2021 as well as Nasdaq's Board Diversity Rule. We have three women directors and two directors that self-identify as from an underrepresented community.

Once the nominating and corporate governance committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the nominating and corporate governance committee uses a flexible set of procedures in selecting individual director candidates. This flexibility allows the nominating and corporate governance committee to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the nominating and corporate governance committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. The nominating and corporate governance committee may consider candidates recommended by management, by members of the nominating and corporate governance committee, by the Board, by stockholders or by a third party it may engage to conduct a search for possible candidates.

Once candidates are identified, the nominating and corporate governance committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. In identifying and evaluating potential nominees to serve as directors, the nominating and corporate governance committee will examine each nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate.

If the nominating and corporate governance committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current Class I directors have been recommended by the nominating and corporate governance committee to the Board for reelection as our directors at the Annual Meeting, and the Board has approved such recommendations.

Stockholders who wish to recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates may submit the names of the recommended individuals, together with appropriate biographical information and background materials, to the nominating and corporate governance committee, c/o Corporate Secretary at 900 Island Drive, Redwood City, CA 94065. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach currently takes the forms of investor road shows, analyst meetings, and investor conferences and meetings, including in 2022, among other events: the SVB Leerink Global Healthcare Conference, the Cowen Annual Healthcare Conference, the Bank of America Merrill Lynch Global Healthcare Conference 2022, the Goldman Sachs 43rd Annual Global Healthcare Conference, and meetings at the J.P. Morgan Healthcare Conference. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director c/o Corporate Secretary at 900 Island Drive, Redwood City, CA 94065. All appropriate communications received by our Corporate Secretary will be sent directly to the Board or to the particular director.

CODE OF ETHICS AND CONDUCT

Our Board of Directors has adopted a code of ethics and conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics and conduct is available in the Governance section of the Investor Relations section of our website at www.procept-biorobotics.com. Information on or accessible through our website is not incorporated by reference in this Proxy Statement. We intend to disclose future amendments to our code of ethics and conduct, or any waivers of such code, on our website or in public filings.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

In connection with our recent initial public offering, the Board approved an Insider Trading Compliance Policy for our directors and employees. Under this policy, all of our directors and employees are prohibited from engaging in short-sales, transactions in put or call options, hedging transactions or other inherently speculative transactions in PROCPET stock or pledging PROCEPT stock in any circumstance, including by purchasing PROCEPT stock on margin or holding PROCEPT stock in a margin account. Our employees may be permitted to contribute their PROCEPT stock to a private exchange fund for diversification purposes following review and approval by our Chief Legal Officer or Chief Financial Officer.

CORPORATE GOVERNANCE GUIDELINES

We have adopted written corporate governance guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation, and succession planning. Our corporate governance guidelines will be reviewed by our nominating and corporate governance committee and any proposed changes will be recommended to our full board of directors for approval. A copy of our corporate governance guidelines is available on our corporate website at www.procept-biorobotics.com in the Investors section under “Corporate Governance.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

STOCK OWNERSHIP POLICY

We adopted a Stock Ownership Policy that applies to our directors and named executive officers (“NEO”s). The Stock Ownership Policy requires: (i) our CEO to hold shares of our common stock valued at three times our CEO’s annual base salary; (ii) other NEO’s to hold common stock valued at one times such NEO’s base salary; and (iii) each director to hold common stock valued at five times such director’s base annual retainer (not including committee membership or chairmanship retainers).

NON-EMPLOYEE DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of PROCEPT. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers for Board and committee service and annual grants of equity awards.

In connection with our initial public offering in September 2021, we implemented a non-employee director compensation program, or the Director Compensation Program, pursuant to which non-employee directors are eligible to receive annual cash retainers and equity awards in the form of options or restricted stock units.

Cash Compensation. The following table is a summary of the annual cash retainers payable to the Independent Directors under the Director Compensation Program; cash retainers for 2021 were pro-rated to reflect service following our September 2021 initial public offering.

Position	Annual Cash
Retainer
Board Member	$40,000
Board Chair	$40,000
Committee Chair
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Committee Member
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000

Equity Compensation. Our non-employee directors are also eligible to receive the following equity compensation:

Initial Grant: Each non-employee director who is initially elected or appointed to serve on the Board automatically shall be granted a restricted stock unit award (“RSU”) with a value of approximately $200,000 on the date on which such director is appointed or elected to serve on the Board, and shall vest in substantially equal installments on each of the first, second, and third anniversary of the applicable grant date, subject to such director’s continued service through the applicable vesting date.

Annual Grant: A non-employee director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders each calendar year beginning with calendar year 2022 shall be granted, on such annual meeting date, RSUs with a grant date value of approximately $120,000, which shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date, and (ii) the date of the next annual meeting following the grant date, subject to continued service through the applicable vesting date.

The number of RSUs granted in each circumstance is determined based on the grant value divided by the average closing price of PROCEPT's stock in the thirty-days prior to the date of grant. Each RSU award granted to non-employee directors will vest in full upon a change in control of our Company (as defined in the 2021 Plan).

2021 Director Equity Grants

Ms. Dodrill received an initial grant of a stock options to purchase 47,368 shares of PROCEPT's common stock at a purchase price of $7.27 per share upon her appointment to our Board in June 2021. In connection with our initial public offering, each of Dr. Krummel and Messrs. Desai, Harris, and Wood were granted stock options in September 2021 as a 2021 annual award under the Director Compensation Program, with the 10,308 shares subject to the stock options based on the intended grant date fair value of $120,000 and on our initial offering price of $25.00 per share calculated by using the per share Black-Scholes valuation methodology. In accordance with the Director Compensation Program, Mses. Sandoval-Little and Garrett received initial grants of 4,935 and 6,759 RSUs, respectively, upon their appointment to our Board on October 21, 2021 and December 29, 2021,

respectively, with the number of RSUs awarded based on the intended grant date fair value of $200,000 divided by the average closing price of PROCEPT's stock in the thirty-days prior to the date of grant.

Compensation under our Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan of $500,000 per year, or $750,000 in the first year of a non-employee director's service.

2021 Director Compensation Table

The following table sets forth information for the year ended December 31, 2021, regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our Board of Directors during 2021. Dr. Zadno, who served as our President and Chief Executive Officer during the year ended December 31, 2021, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Dr. Zadno is reported below in the “Summary Compensation Table.”

Director Compensation in 2021

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Stock Awards ($) (1)(3)	Total ($)
Current Directors
Antal Desai(4)	39,993	125,185	—	165,178
Amy Dodrill	25,939	168,192	—	194,131
Mary Garrett(5)	—	—	166,271	166,271
Taylor Harris	47,493	125,185	—	172,678
Thomas Krummel, M.D.	46,067	125,185	—	171,252
Fred Moll, M.D.	57,265	125,180	—	182,445
Elisabeth Sandoval-Little	7,826	—	211,119	218,945
Colby Wood	40,707	125,185	—	165,892
Former Directors
Rodney Perkins, M.D.(6)	24,728	—	—	24,728
Eric Reuter(7)	24,599	—	—	24,599
Lisa Skeete-Tatum(8)	—	166,271	—	166,271
(1)Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock award granted in 2021, computed in accordance with the provisions of FASB ASC Topic 718. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. To the extent these awards were stock options, our non-employee directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)Represents grant date fair value of stock options calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts for each stock option are included in Note 8 to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2021.

(3)Represents grant date fair value calculated in accordance with ASC 718 of 4,935 RSUs to Ms. Sandoval-Little granted on October 21, 2021 and 6,759 RSUs to Ms. Garrett granted on December 29, 2021. Each RSU grant was based on the average trading price of our common stock for the thirty days prior to the date of grant.

(4)Fees earned by Mr. Desai are remitted to CPMG, Inc. and not retained by Mr. Desai personally.

(5)Ms. Garrett was appointed to our Board on December 29, 2021 and did not earn any fees during 2021.

(6)Dr. Perkins resigned from our Board upon the effectiveness of our registration statement on Form S-1 for our initial public offering in September 2021.

(7)Mr. Reuter resigned from our Board on July 29, 2021.

(8)Ms. Skeete-Tatum was appointed to our Board on June 10, 2021 and resigned from our Board on July 27, 2021 due to increased requirements from pre-existing professional commitments. All stock awards were cancelled following her resignation.

PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and the Board is submitting this selection to our stockholders for ratification at the Annual Meeting. PwC has served as our independent registered public accounting firm since November 2020. Representatives of PwC plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders. They will have the opportunity to make a statement if they desire to do so.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will review the stockholder vote and appointment of PwC, and will determine in its discretion whether to continue to retain PwC. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interest of the Company and its stockholders.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees

The following is a summary of the fees and services provided by PwC to the Company for the fiscal year 2021 and 2020:

Description of Services Provided by PwC	Fiscal Year Ended December 31,
	2021(1)	2020(3)
Audit Fees	$2,157,500	$952,500
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees(2)	$4,150	$—
TOTAL	$2,161,650	$952,500

(1)Audit fees for PwC for 2021 were for professional services rendered for the audits of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. Audit Fees for the year ended December 31, 2021, included $1,025,000 billed in connection with the filing of our Registration Statement on Form S-1 in connection with our initial public offering in September 2021.
(2)All Other Fees consists of an online accounting research tool subscription paid to PwC.
(3)Audit fees for PwC for 2020 were for professional services rendered for the audit of our 2020 and 2019 financial statements, which were performed concurrently in connection with our initial public offering in September 2021.

The audit committee or the chair of the audit committee pre-approves the scope of the audit, audit-related and tax services provided by our independent registered public accounting firm. The audit committee evaluates the independent registered public accounting firm’s qualifications, performance and independence, and presents its conclusions to the full Board on at least an annual basis.

All of the services provided by PwC, and fees for such services, were pre-approved by the audit committee in accordance with these standards.

Report of the Audit Committee of the Board of Directors

The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2021, the audit committee met and held discussions with management and PwC, the Company’s independent registered public accounting firm. Management has represented to the audit committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2021, were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with PwC.

In addition, the audit committee has reviewed and discussed with PwC: (i) the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), and the Securities and Exchange Commission (the “SEC”); and (ii) the written disclosures and the letter received from PwC required by applicable requirements of PCAOB regarding PwC’s communications with the Audit Committee concerning independence and the independence of PwC from the Company and its management.

Based on the review and discussion referred to above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board of Directors:

Taylor Harris, Chair
Colby Wood
Amy Dodrill

OTHER INFORMATION RELATED TO PROCEPT, THE DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 8, 2022 by:
•each person whom we know to own beneficially more than 5% of our common stock;
•each of our directors, nominees and named executive officers individually; and
•all of our directors and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, or pursuant to vesting of RSUs, within 60 days of April 8, 2022. In accordance with SEC rules, shares issuable pursuant to stock options and RSUs are deemed outstanding for computing the percentage of the person holding such equity awards but are not outstanding for computing the percentage of any other person. The percentage ownership of our common stock is based on 44,111,895 shares of our common stock issued and outstanding as of April 8, 2022.

Unless otherwise indicated, the mailing address of each of the stockholders below is c/o PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders
Entity Associated with CPMG, Inc.(1)	10,918,394	23.9%
Entities Associated with Fidelity(2)	4,575,132	10.0%
Entities Associated with Viking(3)	3,658,892	8.3%
Named Executive Officers and Directors
Reza Zadno, Ph.D.(4)	958,887	2.1%
Kevin Waters(5)	328,756	*
Alaleh Nouri(6)	197,567	*
Hisham Shiblaq(7)	198,912	*
Frederic Moll, M.D.(8)	993,479	2.2%
Antal Desai(1)(9)	11,083,375	24.2%
Amy Dodrill(10)	10,857	*
Taylor Harris(11)	89,196	*
Thomas Krummel M.D.(12)	128,019	*
Colby Wood(13)	191,136	*
Elisabeth Sandoval-Little(14)	—	*
Mary Garrett(14)	—	*
All Executive Officers and Directors as a Group (12 individuals)	18,755,316	40.8%
_________________
*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)Based solely on information contained in a Schedule 13D filed with the SEC on September 27, 2021 by CPMG, Inc., reporting ownership as of September 17, 2021, and a Form 4 filed with the SEC on March 21, 2022 by CPMG, Inc. reporting a transaction occurring on March 17, 2022, and consists of 10,918,394 shares of common stock held by White Tailed Ptarmigan, LP. CPMG, Inc. is the general partner of White Tailed Ptarmigan, LP and has voting and investment control over the shares beneficially owned by White Tailed Ptarmigan, LP. Antal Desai, a member of our board of directors and a Partner of CPMG, Inc., along with Kent McGaughy, Jr., the sole shareholder and managing director of CPMG, Inc., may be deemed to share voting and investment power with respect to the shares beneficially owned by White Tailed Ptarmigan, LP. Each of Mr. Desai and Mr McGaughy, Jr. disclaims beneficial ownership of the shares beneficially owned by White Tailed Ptarmigan, LP except to the extent of any pecuniary interest therein. The business address of the entities referenced in this footnote is 2000 McKinney Ave, Suite 2125, Dallas, Texas 75201.

(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022. Of the shares of common stock beneficially owned, FMR LLC reported that it had sole power to vote or direct the vote with respect to 886,165 shares and sole power to dispose or direct the disposition of 4,575,132 shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)Based solely on the information contained in a Schedule 13G/A filed with the SEC on March 22, 2022 by Viking Global Investors LP (“VGI”), Viking Global Opportunities Parent GP LLC (“Opportunities Parent”), Viking Global Opportunities GP LLC (“Opportunities GP”), Viking Global Opportunities Portfolio GP LLC (“Opportunities Portfolio GP”), Viking Global Opportunities Illiquid Investments Sub-Master LP (“VGOP”), DRAGSA 88 LLC (“DRAGSA 88”), O. Andreas Halvorsen, David C. Ott and Rose S. Shabet (collectively, the “Viking Entities”). VGI, Opportunities Parent, Opportunities GP, and O. Andreas Halvorsen, David C. Ott and Rose S. Shabet are deemed to have voting and dispositive power over 3,658,892 shares of common stock consisting of of 3,360,687 shares of common stock directly and beneficially owned by VGOP and (ii) 298,205 shares of Common Stock directly and beneficially owned by DRAGSA 88. Opportunities Portfolio GP is deemed to have voting and dispositive power over 3,360,687 shares of common stock directly and beneficially owned by VGOP. The business address of the Viking Entities is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(4)Consists of (i) 56,026 shares of common stock and (ii) 902,862 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(5)Consists of (i) 52,631 shares of common stock and (ii) 276,125 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(6)Consists of (i) 43,064 shares of common stock and (ii) 154,503 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(7)Consists of (i) 43,859 shares of common stock and (ii) 155,053 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(8)Consists of (i) 882,521 shares of common stock and (ii) 110,958 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(9)Consists of (i) 52,640 shares of common stock held personally, (ii) 49,517 share of common stock held by the 2:22 DNA Trust and (iii) 62,824 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(10)Consists of 10,857 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(11)Consists of (i) 45,074 shares of common stock held by the Harris Trust Dated 3/10/2016 and (ii) 44,122 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(12)Consists of (i) 80,919 shares of common stock and (ii) 47,100 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(13)Consists of (i) 154,513 shares of common stock and (ii) 36,623 shares of common stock underlying options exercisable within 60 days of April 8, 2022.

(14)Holds no shares of common stock and no RSUs or options exercisable within 60 days of April 8, 2022.

Information about our Executive Officers

The following table sets forth certain information concerning our executive officers as of April 8, 2022:

Name	Age	Position
Reza Zadno, Ph.D.	67	President, Chief Executive Officer & Director
Kevin Waters	44	EVP, Chief Financial Officer
Alaleh Nouri	43	EVP, Chief Legal Officer and Corporate Secretary
Hisham Shiblaq	47	EVP, Chief Commercial Officer

There are no family relationships between any of our directors and any of our executive officers.

Dr. Zadno’s biography can be found above with the biographies of the other members of the Board. Biographies for our other executive officers are below.

Kevin Waters. Mr. Waters has served as our EVP, Chief Financial Officer since January 2022. He previously served as our SVP, Chief Financial Officer from October 2018 until December 2021. He previously served as Chief Financial Officer at Accuray Incorporated, a radiation oncology company, from September 2015 to October 2018, and as its SVP, Finance from October 2013 to August 2015. Mr. Waters received a B.S. in Business Administration, with a double concentration in Accounting and Finance from Cal Poly San Luis Obispo.

Alaleh Nouri. Ms. Nouri has served as our EVP, Chief Legal Officer & Corporate Secretary since January 2022. She previously served as our SVP, General Counsel & Corporate Secretary from July 2018 until December 2021. She previously served as Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Accuray Incorporated, a radiation oncology company, from February 2014 to July 2018. Ms. Nouri received a J.D. from U.C. Hastings College of Law and a Bachelor of Commerce in International Business and also completed the requirements for a Finance specialization from the University of British Columbia.

Hisham Shiblaq. Mr. Shiblaq has served as our EVP, Chief Commercial Officer since January 2022. He previously served as our SVP, Global Commercialization from March 2019 until December 2021. He previously served as Vice President of Commercial Operations at Invuity, Inc., a medical device company, from January 2017 to January 2019 and as Vice President of Sales at Analogic Corporation, a health care and security technology company, from June 2016 to January 2017. Mr. Shiblaq received a B.A. in Psychology from Ohio State University.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2021, our NEOs and their positions were as follows:
•Reza Zadno, our President and Chief Executive Officer;
•Kevin Waters, our EVP, Chief Financial Officer; and
•Hisham Shiblaq, our EVP, Chief Commercial Officer.

As an “emerging growth company” within the meaning of the JOBS Act, we have opted to comply with the reduced executive compensation disclosure requirements available to emerging growth companies pursuant to the JOBS Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer.

Our executive compensation program is designed to attract and retain our executive officers, align the interests of our executive officers with the interests of our stockholders, and incentivize and reward performance that contributes to our short-term and long-term success. For 2021, the material elements of our executive compensation program were base salary, annual cash bonuses tied to corporate performance goals, and equity-based compensation in the form of time-based stock options. Variable compensation in the form of annual cash bonuses and equity-based compensation is a significant portion of the overall compensation paid to each executive officer: (i) our annual cash bonuses are earned upon the achievement of certain performance metrics, (ii) the value (if any) received from stock options depends on our stock price.

During 2021, our executive compensation program evolved to reflect our status as a newly public company, while continuing to support our overall business and compensation objectives. Accordingly, our compensation committee, consisting of independent directors, has assumed the responsibility of administering our executive compensation program and making recommendations for approval by our Board of Directors. In February 2021, we engaged Aon, as our independent executive compensation consultant, to help advise on our executive compensation program as we planned for our transition to becoming a public company. Aon was retained to, among other things, assist in developing an appropriate group of comparable publicly traded peers and help determine the size, components and mix of executive officer compensation elements. Previously Compensia had advised on our executive compensation programs.

Summary Compensation Table

The following table discloses compensation paid by us during fiscal years 2021 and 2020 to our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Reza Zadno, Ph.D., President & Chief Executive Officer	2021	490,000	—	—	615,245	269,500	—	1,374,745
	2020	435,417(1)	—	—	2,902,634	217,384	—	3,555,435
Kevin Waters, EVP, Chief Financial Officer	2021	388,130	—	—	309,169	155,252	—	852,551
	2020	388,130	22,000(2)	—	169,626	155,252	—	735,008
Hisham Shiblaq EVP, Chief Commercial Officer	2021	350,000	—	—	309,169	157,500	—	816,669
	2020	310,500	—	—	131,770	139,725	—	581,995

(1)Dr. Zadno’s employment commenced with us in February 2020; therefore, certain amounts for Dr. Zadno, such as base salary, reflect a partial year of service.
(2)Amount represents additional bonus payments to Mr. Waters in August 2020 and December 2020.
(3)Represents the grant date fair value of stock options to purchase shares of our common stock during the year ended December 31, 2021 computed in accordance with Financial Accounting Standards Board, or FASB, ASC 718. See Note 8 to our consolidated financial statements for the year ended December 31, 2021 included elsewhere in this prospectus for a description of the assumptions used in valuing our stock options.

Narrative to Summary Compensation Table
Cash Compensation
2021 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities and to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation.

The annual base salaries for Dr. Zadno and Messrs. Waters and Shiblaq for 2020 were $475,000, $388,130 and $310,500, respectively. In January 2021, annual base salaries for Dr. Zadno and Mr. Shiblaq were adjusted to $490,000 and $350,000, respectively, while Mr. Waters salary remained $388,130. For 2022, annual base salaries for Dr. Zadno and Messrs. Waters and Shiblaq were adjusted to $575,000, $415,000, and $400,000, respectively.

The actual base salaries earned by our named executive officers for services in 2021 are set forth above in the "Summary Compensation Table" in the column entitled “Salary.”

2021 Non-Equity Incentive Plan Compensation

Our named executive officers are eligible to earn cash bonuses based on the achievement of corporate performance measures established by our board of directors at the beginning of each fiscal year. Annual incentive compensation rewards the executives based on actual business results and helps create a “pay for performance” culture. For 2021, Dr. Zadno and Messrs. Waters, and Shiblaq were eligible to receive a target bonus of up to 55%, 40% and 45%, respectively, of their base salaries. Dr. Zadno’s bonus target represented an increase of 5% over his previous target established when he joined the company in 2020, while bonus targets for Mr. Waters and Mr. Shiblaq were unchanged from prior year bonus targets established by the board of directors. For 2022, target bonuses for Dr. Zadno and Messrs. Waters and Shiblaq were adjusted to 75%, 50%, and 50%, respectively.

For 2021, annual bonus payments were based in part on the achievement of pre-established objective performance goals, including, revenue and commercial performance, reimbursement, operational goals and innovation, weighted 40%, 20% 30% and 10% respectively, of each executive’s bonus opportunity. In 2021, while we did not achieve 100% of all the initially specified goals, our Board determined that the corporate performance goals were attained at a level of 100% taking into account significant overachievement on revenue and commercial performance, despite the continued impact of COVID-19 on growth in international markets, and successful completion of our initial public offering. The annual cash bonuses actually earned by each named executive officer for 2021 performance are set forth above in the Summary Compensation Table above in the column entitled “Non-Equity Incentive Plan Compensation."

Equity Compensation

We historically have used stock options as the primary incentive for long-term compensation to our employees (including our named executive officers) because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, which generally is set at the fair market value of our common stock as of the applicable grant date. Generally, the stock options we grant vest in equal monthly installments over four years subject to the employee’s continued service with us as of the vesting date, with a one-year cliff for a new hire’s first option grant. Following our initial public offering in September 2021, we introduced the use of restricted stock units, or RSUs, vesting over 4 years with equal annual vests as an additional vehicle for long-term compensation to all of our employees to align with typical public company practice, although all equity granted to our named executive officers in 2021 was in the form of stock options.

We currently maintain the 2021 Incentive Award Plan or the 2021 Plan, in order to help us attract and retain the best available personnel for positions of substantial responsibility (including directors and named executive officers), to provide additional incentive to employees and consultants and to promote the success of our company’s business. The grants issued to our named executive officers in 2021 were under the Amended and Restated 2008 Stock Plan, or the 2008 Plan, which terminated new grants following our initial public offering in September 2021.

The equity awards granted to our named executive officers in 2021 are described below.

Named Executive Officer	2021 Stock Options Granted
Reza Zadno, Ph.D.	172,630
Kevin Waters	83,315
Hisham Shiblaq	86,315

For additional information about the 2021 Plan, please see the section titled “2021 Equity Incentive Award Plan” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We may make matching and discretionary contributions to the 401(k) plan but have not done so to date. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Stock Purchase Plan

We introduced an employee stock purchase plan, or the ESPP, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the ESPP on the same terms as other full-time employees. We believe that providing a vehicle for employees to purchase company stock and participate as owners in value creation adds to the overall desirability of our compensation package and further incentivizes our employees (including our named executive officers), in accordance with our compensation policies.

Employee Benefits

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers. We do not provide other perquisites or benefits to our executives beyond those offered in our broad-based employee programs.

No Tax Gross-Ups

We do not make gross-up payments to cover our NEOs’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Stock Ownership Policy

To align our NEOs’ and directors’ interests with those of our stockholders, in connection with our initial public offering in September 2021 we adopted a stock ownership policy requiring that: (i) our CEO hold Company shares with a value equal to three times (3x) our CEO’s base salary; (ii) our other NEOs hold Company shares with a value equal to one times (1x) such NEO’s base salary; and (iii) each non-employee director hold Company shares with a value equal to five times (1x) such director’s annual cash retainer, not including committee membership or chairperson retainers. The stock ownership policy is initially subject to a five-year phase-in and then afterwards each new director or NEO has five years to comply with the stock ownership policy. The compensation committee re-determines the value of the held shares following each December 31 based on the average closing price of the Company’s common stock over a 30-day period prior to the re-determination date. Each applicable person then has one year to meet the new value requirement. For purposes of determining compliance with the stock ownership policy, the following shares are treated as owned, (a) shares of our common stock: (i) held directly by the individual or his or her immediate family members residing in the same household; (ii) held in a grantor trust for the benefit of the individual or his or her immediate family members residing in the same household; or (iii) owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of his or her immediate family members residing in the same household), but only if the individual has or shares powers to vote or dispose of the shares, or (b) shares of common stock subject to outstanding (i) RSUs that vest solely based on the passage of time and (ii) vested stock options, in each case the number of shares that would remain outstanding if such awards were "net-settled" in respect of such respective awards. Shares that count toward satisfaction of the foregoing requirement shall not include (x) shares of our common stock subject to outstanding unvested stock options, whether exercisable or unexercisable; (y) unearned performance-based vesting restricted common stock and RSUs or other performance-based incentive awards; and (z) other than warrants, all other forms of derivative securities. Should any applicable person fail to comply with the stock ownership policy, the compensation committee, in its sole discretion, may review and address any such shortfall in ownership as it deems appropriate.

Executive Compensation Arrangements

Offer Letters with Reza Zadno, Kevin Waters, and Hisham Shiblaq

We entered into employment offer letters with Dr. Zadno and Messrs. Waters and Shiblaq, in January 2020, August 2018, and March 2019, respectively.

Pursuant to the offer letters, each of Dr. Zadno and Messrs. Waters, and Shiblaq were entitled to receive an initial base salary of $475,000, $375,000, and $300,000, respectively and are eligible to receive an annual discretionary bonus, expressed as a target percentage of their base salary (as determined by our board of directors in its sole discretion), subject to the executive’s continued employment through the bonus payment date. In addition, each is eligible to participate in the health, welfare, retirement, vacation and other employee benefit plans, practices, policies and programs generally available to similarly situated employees.

Pursuant to the terms of the applicable executive’s employment agreement, we granted each executive an option to purchase shares of our common stock (1,341,141 shares for Dr. Zadno, 260,349 shares for Mr. Waters, and 189,355 shares for Mr. Shiblaq) which began vesting in January 2020, August 2018, and March 2019, respectively. Further, the offer letters with Mr. Waters and Mr. Shiblaq provide for the opportunity to earn an option to purchase up to an additional 43,391 and 31,559 shares of our common stock by the end of years 2019 and 2020 and 2020 and 2021, respectively, each of which has been granted.

Mr. Waters’s offer letter also provides for a severance protection, which was superseded by his Change of Control and Severance Agreement described below.

Each of Dr. Zadno and Messrs. Waters and Shiblaq entered into our standard employee confidential information and assignment agreement as a condition of employment.

Change of Control and Severance Agreement with Reza Zadno, Ph. D.

We are party to an amended and restated change of control and severance agreement with Dr. Zadno entered into in connection with our initial public offering in September 2021.

Pursuant to the change in control and severance agreement, if Dr. Zadno’s employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control” (each, as defined in the executive’s change of control and severance agreement), he will receive the following severance payments and benefits: (i) continued payments of base salary for 24 months; (ii) payment of 150% of his target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by him; and

(iv) COBRA continuation payments for up to 18 months. If Dr. Zadno’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive the following severance payments and benefits: (i) continued payment of base salary for 12 months; and (ii) COBRA continuation payments for up to 12 months.

The severance payments and benefits described above are subject to the executive’s timely execution and non-revocation of a release of claims in our favor.

Change of Control and Severance Agreement with Kevin Waters.

We are party to an amended and restated change of control and severance agreement with Kevin Waters, entered into in connection with our initial public offering in September 2021.

This agreement provides for the same terms as Dr. Zadno’s agreement described above, except if Mr. Waters' employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 18 months; (ii) payment of 150% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by the executive; and (iv) COBRA continuation payments for up to 18 months. If Mr. Waters’ employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive (i) continued payment of base salary for 6 months; and (ii) COBRA continuation payments for up to 6 months.

Change of Control and Severance Agreement with Hisham Shiblaq.

We are party to an amended and restated change of control and severance agreement with Hisham Shiblaq, entered into in connection with our initial public offering in September 2021.

The agreement provides for the same terms as Dr. Zadno’s agreement described above, except if Mr. Shiblaq’s employment is terminated by us without “cause” or by the executive for “good reason” 3 months prior to, or within 12 months following a “change of control,” the executive will receive the following severance payments and benefits: (i) continued payments of base salary for 12 months; (ii) payment of 100% of the executive’s target annual cash bonus for the year in which his termination occurs; (iii) 100% accelerated vesting and exercisability of all outstanding unvested stock awards then held by the executive; and (iv) COBRA continuation payments for up to 12 months. If Mr. Shiblaq’s employment is terminated by us without “cause” or by the executive for “good reason” outside of the change in control period described above, he will receive (i) continued payment of base salary for 6 months; and (ii) COBRA continuation payments for up to 6 months.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for the executive officers named in the Summary Compensation Table as of the end of our fiscal year ended December 31, 2021. Each equity award listed in the following table was granted under the 2008 Plan and, with respect to Dr. Zadno and Messrs. Waters and Shiblaq, will vest in full upon a termination of employment either without cause or for good reason, in either case, three months prior to, or within 12 months following, a change in control.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

		Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Reza Zadno, Ph.D.	2/1/2020(1)	591,809	726,449	4.37	2/19/2030
	8/10/2020(2)	65,000	189,477	5.18	8/9/2030
	6/22/2021(2)	21,580	151,050	7.27	6/22/2031
Kevin Waters	10/8/2018(1)	153,478	54,239	4.51	10/22/2028
	12/12/2019(3)	35,496	35,494	4.56	12/11/2029
	8/10/2020(2)	23,406	46,813	5.18	8/9/2030
	6/22/2021(2)	10,791	75,524	7.27	6/22/2031
Hisham Shiblaq	3/25/2019(4)	91,985	53,511	4.56	4/4/2029
	12/16/2020(5)	15,790	47,366	5.18	12/15/2030
	6/22/2021(2)	10,791	75,524	7.27	6/22/2031
__________________
(1)These options vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the shares each month thereafter.
(2)These options vest and becomes exercisable as to 6/48th of the shares subject to the option on the six month anniversary of the vesting commencement date and as to 1/48th each month thereafter.
(3)These options vest and become exercisable with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date.
(4)This option vests and becomes exercisable as to 10/46th of the shares subject to the option on the ten-month anniversary of the vesting commencement date and as to 1/46th each month thereafter.
(5)31,579 shares underlying this option vest and become exercisable as to 25% of such shares subject to the option on the first anniversary of the vesting commencement date and as to 1/48th of the remainder of such shares each month thereafter. The remaining 31,578 shares subject to this option vest and become exercisable with respect to 1/48th of such shares on each monthly anniversary of the vesting commencement date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted average exercise price of outstanding options, warrants, and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by stockholders	6,365,232	(1)	5.34	(2)	3,546,335	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	6,365,232	(1)	5.34	(2)	3,546,335	(3)

(1)Amount includes shares of common stock issuable under our 2008 Plan and our 2021 Plan pursuant to 6,365,232 stock options and 35,232 RSUs but does not include any rights with respect to shares of common stock issuable under our Employee Stock Purchase Plan (“ESPP”).
(2)Excludes RSUs, which have no exercise price.
(3)Includes shares available for future issuance under our 2021 Plan (3,133,347 shares) and our ESPP (412,988 shares). The number of shares available for issuance under our 2021 Plan increases automatically on the first day of each calendar year of the Company beginning January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board. The number of shares available for issuance under our ESPP increases automatically on January 1 of each calendar year of the Company beginning in 2022 and ending in 2031, in an amount equal to the lesser of (i) 1% of the aggregate number of outstanding shares of our common stock on the final day of the immediately preceding calendar year and (ii) such smaller number of shares determined by our Board.

(4)The maximum number of shares that may be issued under the ESPP in the purchase period that includes December 31, 2021 based on the number of participants at December 31, 2021 is 328,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and one percent of the average of total assets at year end for the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy, but are reviewed on a regular basis by the audit committee.

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•the amounts involved the lesser of $120,000 or one percent of the average of total assets at year end for the last two completed fiscal years; and
•any of our directors, director nominees, executive officers, beneficial holders of more than 5% of any class of our capital stock or any immediate family member of the foregoing had or will have a direct or indirect material interest.

Series G Financing

In June 2021, we completed the sale of an aggregate of 4,447,530 shares of our Series G redeemable convertible preferred stock at a purchase price of $19.111625 per share for an aggregate purchase price of $85.0 million. Each share of our Series G redeemable convertible preferred stock converted into shares of our common stock on a one-for-one basis immediately prior to the closing of our initial public offering in September 2021.

The following table summarizes the Series G redeemable convertible preferred stock purchased by holders of more than 5% of our capital stock, our board of directors and any entities affiliated with our executive officers or a member of our board of directors.

Participants(1)	Shares of Series G Redeemable Convertible Preferred Stock	Aggregate Purchase Price
		(in thousands)
Viking Global Opportunities Illiquid Investments Sub-Master LP+	113,737	$2,174
Entity Associated with CPMG, Inc.+	272,205	$5,202
Frederic Moll, M.D.*	60,172	$1,150
Entities Associated with Fidelity+	2,616,232	$50,000
Taylor Harris*	3,859	$74
Antal Desai*	3,917	$75
__________________
(1)Additional details regarding these stockholders and their equity holdings are provided in the section titled “Security Ownership of Certain Beneficial Owners and Management.”
*     Member of our Board of Directors.
+    Holder of more than 5% of our capital stock.

Amended and Restated Investor Rights Agreement

We are party to an amended and restated investor rights agreement with certain holders of our common stock, entities affiliated with certain of our executive officers and directors, as well as certain of our executive officers and directors. While most of the covenants and restrictions set forth in the amended and restated investor rights agreement terminated in connection with our initial public offering in September 2021, the provisions relating registration rights included in the amended and restated investor rights agreement did not terminate at that time. Accordingly, certain of these holders have the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice or other proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other proxy materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent with your broker. Upon written request to Corporate Secretary, PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, please contact your broker if you are a beneficial holder through a broker, or, if you are a registered holder, contact our transfer agent, Computershare Trust Company, N.A..

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.
By Order of the Board of Directors

Alaleh Nouri
EVP, Chief Legal Officer and Corporate Secretary

April 28, 2022

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 22, 2022, is available without charge upon written request to Investor Relations, PROCEPT BioRobotics Corporation, 900 Island Drive, Redwood City, CA 94065 or by accessing a copy on PROCEPT BioRobotics Corporation’s website at www.procept-biorobotics.com in the Investors section under “Financial Information.” Information on or accessible through our website is not incorporated by reference in this Proxy Statement.

PROCEPT BioRobotics VOTE

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2022 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas Krummel, M.D.	☐	☐	02 - Colby Wood	☐	☐	03 - Elisabeth Sandoval-Little	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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31BV

03M5RC

The 2022 Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation will be held on June 7, 2022 at 3:00p.m., ET, virtually via the internet at www.meetnow.global/MVN7RM4.

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PROCEPT BIOROBOTICS CORPORATION

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2022

Reza Zadno and Alaleh Nouri, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of PROCEPT BioRobotics Corporation to be held on June 7, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.